EXHIBIT 4.9

Corus Group plc

Contract of Employment

Mr RH Henstra

(Original contract in Dutch – English translation)

Hoogovens  Groep BV

Jan 1st 1992

Contract of employment

The undersigned

Hoogovens Groep BV,  domiciled in Ijmuiden

hereinafter referred to as the “employer”

on the one hand

and

Ir R Henstra

hereinafter referred to as the “employee”

on the other

declare that they have entered into the following agreement

Article 1

Employment

1.1  The employment which the employee entered into on September 24th 1973 for an unlimited period  with the employer shall, as of January 1st 1992  continue exclusively on the basis of what is defined in this agreement.

1.2  Without prejudice to any statutory means of  termination, the employment shall terminate

a) through participation in the Early Retirement scheme as described in appendix 1.

b) with effect from the first day of the month in which pensionable age is reached.

1.3  If one of the parties terminates the employment by means of notice, this shall be made in writing to the end of  a calendar month with a period of  three months notice to be given by the employee and six months notice by the employer

Article 2

Job

The employee shall perform the function of Head of New Construction, with the personal title of deputy director (onderdirekteur)  of  Hoogovens Ijmuiden.  The employee’s place of work is Ijmuiden.

Article 3

Performance of duties

3.1 The employee shall perform his duties to the best of his abilities  and carry out all activities which may be reasonably be expected of  him.

3.2  In carrying out his activities, the employee shall in principle adhere to the regulations and practices obtaining in his workplace.

Article 4

Mobility

4.1 This employment may lead to redeployment of the employee to another business associated with the employer and/or assignment to a different place of work.

4.2 Furthermore, this employment may lead to employment in another job whereby the clause in the above paragraph may be applicable.

4.3 A decision as referred to in 4.1 and 4.2 shall, after consultation with the employee, be taken by the employer with due regard to the reasonable interests of the employee.

Article 5

Additional employment

5.1 The employee undertakes not to  carry out any other remunerated activities, including non-executive directorships, apart from the activities arising from this employment with this employer unless this is approved in writing by the employer.  Approval will only be refused for reasons relating to the interests of the business and may be withdrawn on these grounds at any time.

5.2 The employee undertakes to refrain from any additional activities which could stand in the way of the proper performance of  his job with the employer.

Article 6

Remuneration

6.1 The remuneration of the employee shall comprise:

a)  annual salary

b)  holiday supplement

6.2 The annual salary shall be 183,270 florins.

The annual salary may be increased from time to time by the employer.

Payment of the annual salary shall be made in twelve equal  instalments, in all cases at the end of  a calendar month.

6.3 An employee who has 12 months uninterrupted service prior to June 1st, is entitled to a holiday supplement of 8% of his annual salary as at May 1st.

The payment will be made with the payment of the salary for the month of May.

Article 7

Bonus

The employer may, if in his judgement there is due reason, decide to award a bonus to the employee.  The criteria applied for this are

- the business results over the relevant financial year and/or

- the personal contribution of the employee in the achievement of the above annual results.

Article 8

Holiday entitlement

The employee is entitled to  30 days leave per calendar year.  In addition, the employee shall off, with pay, the public holidays and collective ADV (reduction of working week) days which apply in general in the employee’s workplace.

Article 9

Confidentiality/publications

9.1 The employee undertakes, including in respect of the period after he has left this employment, to maintain confidentiality regarding all information known to him concerning the employer and individual persons and regarding which he would reasonably be expected to know are confidential.

9.2 All documents  relating to business matters must be returned to the employer by the employee upon termination of his employment.

9.3  Any publications which has any bearing on the interests of the employer or any associated companies, must be approved in advance by the employer.  This approval shall only be refused on grounds which relate to the interests of the business.

Article 10

Remunerations, gifts and benefits

10.1

The employee undertakes to transfer to the employer within a reasonable period, any remuneration he receives by virtue of  duties he is allocated to do by the employer.

10.2

The employee may not profit from any contracts or supplies on behalf of or by the employer or any associated company.  He must inform the employer immediately of any  gift or other benefit in cash, goods or services he receives  from any third party who has a business relationship with the employer or with any associated companies.

Article 11

Payment in the case of incapacity to work

11.1 With due regard for the other provisions of the Health Law,  for the first year of incapacity, 100% of  net pay will be paid without the employee having to make any contribution to costs by means of a premium.

11.2 After the first year of incapacity,  the employee becomes eligible for a supplement to his Disablement Insurance Act benefit.  The relevant regulations are given in appendix 2.

Article 12

Pension insurance

By virtue of his employment, the employee is a participant in the Hoogovens Pension Fund Foundation.  The rights and obligations of the participants are defined by the statutes and regulations of the Foundation.

Article 13

Medical insurance

If the employee participates in the arrangement made by the employer for medical insurance, he is eligible for a contribution to the premium from the employer.  The relevant scheme is given in Appendix 3.

Article 14

Payment of expenses

The employee shall receive payment for expenses to cover reasonable expenditure in relation to representing the company.

Article 15

Payment for telephone

The employee’s two monthly telephone invoice ( including subscription costs) will be paid with due regard for the tax regulations in force.  The arrangement is outlined in appendix 4.

Article 16

Payment for car

The employer shall make available to the employee a car for business and private use with due regard to the  normal arrangements of the employer.

Article 17

Wenckebach Fund

By virtue of his employment, the employee is included as a participant in the Hoogovens

Wenckebach Fund.

Article 18

Salary guarantee arrangement.

18.1

If the employee by reason of

- reorganisation or

- an order from the employer on the basis of conditions over which  the employee has not been able exercise any real influence or

- limitations relating to his age, insofar as this relates to an employee of 57 or older,

is not, in the assessment of the employer, able to carry out his normal work and consequently loses income, the employer guarantees the employee his salary as it was at the time that the loss of earnings arose.

18.2

The salary as referred to in the preceding paragraph shall be increased when and to the extent that the employer increases the salaries of employees  who have achieved the job value relating to their job.

18.3 The guarantee does not apply if the employee refuses to accept suitable work, where necessary adjusted to any partial incapacity, or if he refuses to cooperate in a reasonable manner.

18.4 The guarantee ends upon termination of employment.

Article 19

Payment on death.

Upon the death of the employee, the employer shall supplement the statutory death benefits for the deceased’s relatives to a level of a total of 4 months’ salary.

This amount will be paid:

a) to the spouse with whom the employee lives, without being permanently separated

b) in the absence of the person defined in a )

   to legitimate or recognised  illegitimate children under the age of majority

c) in the absence of the persons mentioned under a) or b)  to those persons in respect of whom the employee made the major contribution to their living costs and with whom he lived in a family relationship.

Article 20

Proportionality

Where employment commences or terminates in the course of a calendar year, provisions in this contract of employment shall be adjusted accordingly.

Article 21

Modifications/additions

21.1

The appendices relating to this contract shall form part of this contract of employment.

21.2

Modifications and additions to these appendices may be made by the employer insofar as they result from legal provisions and otherwise give due regard to the rules of fairness and reasonableness and shall be applicable to the employee as from the date of implementation which is to be defined by the employer.

Hoogovens Groep BV

M.C. Van Veen

Ir R Henstra

19.12.1991

Appendix 1  (article 1.2)

Voluntary early retirement scheme.

1. Participation

1.1 In relation to the provisions of this scheme:

a) the employee has the right as of the first day of the month in which he reaches 62 , to retire early and to terminate his employment

b) the employer has the right to ask the employee to retire early, and at the earliest as of the first day of the month in which the employee reaches 60.

This request shall be made at least 6 months before the desired retirement date.

1.2  The employer and the employee may by mutual agreement decide that the employee participates partially in this scheme.

1.3  Participation in this scheme is only possible if  at the time when his participation commences, the employee meets the conditions in force.

If the participant ceases to meet these conditions, his rights lapse as do the obligations of the employer.

2. Participant’s contribution to the premium

The employee’s premium contributions are set at

- an early retirement scheme  premium amounting to 0.6% of the contribution basis for the Hoogovens pension fund.

- an additional premium  which is the equivalent of 10% of the reduction in the pension contribution in accordance with the pension arrangement of January 1st 1987.

3. Rights of the participant

3.1 The participant in this scheme has the right to

- a salary replacement payment (3.2)

- a holiday supplement  (3.3)

3.2  The net salary replacement payment relating to participation in this scheme amounts to 87.5% of the  contractual net salary  that the participant would have received as an employee.

3.3 The holiday supplement amounts to 8% of the salary replacement  payment.

4. Pension

Participation in the Hoogovens Pension fund must be maintained throughout the period of participation in this scheme.  The contribution basis is the last annual salary received.

Participants of this scheme still owe a contribution to the Hoogovens Pension scheme as described in article 10 of the regulations of the said pension fund.  The employer shall deduct this contribution from the payment and transfer this with the normal employer contribution to the Hoogovens Pension Fund.

5. Termination of  participation

Participation shall end as a result of  death or upon reaching pensionable age.  In the case of death, the last payment shall be made  in the month in which the participant dies.

6.  Final clause

The net salary replacement payment as defined in article 3.2 and the contribution basis for participation in the Hoogovens Pension Fund as referred to in article 4 shall be increased from time to time, when and insofar as the employer increases the salaries of  employees who achieve the job value level required in their job.

Appendix 2 ( article 11.2)

Payment for incapacity to work

1. Payment to replace benefit under the Disablement Insurance act.

1.1 An employee who is unfit to work shall receive a Disablement Insurance act benefit replacement payment calculated using the following formula:

Disablement Insurance benefit percentage   x   (annual salary - annual pay SV (social insurance)

 100

1.2 In respect of a partially incapacitated employer with no productive work capacity who as a result of unemployment receives a statutory payment,  the basis for the calculation of the Disablement Insurance replacement payment is the Disablement Insurance  percentage relating to the highest  incapacity category.

1.3  The Disablement insurance benefit replacement payment  commences at the time at which the right to a Disablement insurance benefit payment starts and continues until

- pensionable age or

-until such time as participation in the early retirement scheme commences.

2. Supplementary payment

2.1  The incapacitated employee additionally receives a supplementary payment calculated using the following formula years service  x 0.6 annual salary

                    100

There must be a minimum of two years service for this formula to apply.

2.2 The supplementary payment commences at the time when the incapacity to work arises. The duration of this payment is calculated using the following formula service years x 0.6

The payment period is at least two years.

2.3

If the period of the supplementary payment is set according to a number of years service of 25 or more, this payment will continue until :

-pensionable age is reached or

-to the time at which participation in the early retirement scheme commences.

2.4  Following the payment date in accordance with the Health law, the supplementary payment will not be interrupted by any working period of less than 3 months.

3.  Limitation of the payment

3.1

The sum of the statutory payment, the Disablement insurance benefit replacement payment, the wages and the supplementary payment shall  for

- fully incapacitated employee and partially incapacitated employee with no productive work capacity  not exceed 90% of the annual salary or, as of the age at which the early retirement scheme applies, shall not exceed the salary replacement payment under the early retirement scheme regulations

- partially incapacitated employees with productive work capacity, shall not exceed 100% of the annual salary.

3.2 If the sum defined in article 3.1 amounts to 90 or 100% of the annual salary or of the income replacement payments under the rules of the early retirement scheme, the excess shall be deducted from the disablement insurance benefit replacement payment and/or the supplementary payment.

4.  Reasons for refusal

4.1  The supplementary payment and/or the disablement insurance replacement payment shall be terminated or indeed not allowed if  the employee:

- refuses suitable work or loses work because of his fault

- does not cooperate in any actions which the employer deems necessary

-  by his own actions,  loses the right to statutory payments or cannot claim them

- becomes incapacitated during his period of notice

-does not cooperate  in getting the statutory payments for which he is eligible paid to him via the employer.

With out prejudice to the termination of the employment relationship after and on account of two years incapacity to work, the supplementary payment and the disablement insurance benefit replacement  payment will end upon termination of the employment relationship.

5.  Third party liability

If the employee  successfully takes out proceedings for damages for loss of earnings against third parties, the supplementary  payment and the disablement insurance benefit replacement payment  will be reduced by the amount of the said damages.

The employer shall then  take an advance on the damages. The employee will then be deemed to have ceded his right regarding the damages up to the said amount to the employer and will be required to sign a corresponding document.  The employer will offset the advance against the damages to be paid.

6 Holiday supplement

The recipient of the said payment  shall receive for the period of the supplement payment, an annual holiday supplement of 8% calculated on the sum of the supplementary payment and the disablement insurance benefit replacement  payment  over the reference period.

The reference period shall be the period during which the disablement insurance benefit holiday payment is set.  The payment shall be made at the time of the disablement insurance benefit holiday payment.

7 . Final clause

7.1 In applying this scheme, the salary of the employee shall be increased when and insofar as the employer increases the salaries of the employees who achieve relevant job value in their job.

7.2  The recipient of the payments  who upon termination of the  employment relationship, is privately insured for medical costs with the insurer with which the employer has agreed collective insurance cover, may continue this insurance for the period of the supplementary  payment and/or the disablement insurance benefit replacement payment  provided that  there is no obligatory insurance under the  Health funding legislation.

The employer shall continue the contributions as defined in article 13 of the contract of employment during this continued period

Appendix 3 (article 13)

Medical insurance

1. The employer’s contributions to the costs of  the premia for the medical insurance arranged by the employer for the employee are

a) a contribution of 60% of the premium which the employee owes for the collective part of the insurance with a maximum of 60% of the premium relating to category IIB.

b) a contribution of 60% of the charges the employee owes by virtue of the law on joint funding of elderly health insurance fund patients (MOOZ) and the Medical Insurance access act (WTZ).

2. Any employee who upon commencement of employment cannot participate in the medical insurance scheme arranged by the employer because he is still obligated to another medical insurance scheme, shall be eligible for a contribution from the employer as from the time at which he can terminate his other insurance.

Appendix 4 ( article 15)

Payment for telephone.

With due regard to the tax regulations, the business telephone call costs, the connection charges and any subscription charges to a  service provider  shall be paid for on the following terms:

1. Upon receipt of the 2 monthly telephone charges invoice, the employer will pay it.

2. A fixed sum of 36.20 florins will be deducted monthly from the salary of the employee.

3.  If the telephone costs of the employee exceed 300 florins in two months, he  will receive  a detailed breakdown of these costs from the telephone administration.

If in the relevant period, more than 100 florins relates to private costs (including subscription), the employee will be asked to give the detailed breakdown of the sums above 100 florins  to the Internal Office.  The extra sum will be deducted from his salary.